SEWARD & KISSEL LLP ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

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May 30, 2012

Star Bulk Carriers Corp.
c/o Star Bulk Management Inc.
40 Agiou Konstantinou Str.
Maroussi 15124, Athens, Greece

                      Re:           Star Bulk Carriers Corp.

Ladies and Gentlemen:

We have acted as counsel to Star Bulk Carriers Corp. (the "Company") in connection with the Company's Registration Statement on Form F-3 under File No. 333-180674 (such registration statement as amended or supplemented from time to time) (the "Registration Statement") as filed with the U.S. Securities and Exchange Commission (the "Commission") on April 11, 2012, as thereafter amended or supplemented, with respect to one or more public offerings by the Company (the "Offerings") of up to an aggregate of $250,000,000 of securities which may include common shares, preferred shares, debt securities, guarantees, warrants, purchase contracts, rights and units (the "Primary Securities") and 7,286,742 common shares of the Company, par value $0.01 per share, to be offered by certain selling shareholders (the "Secondary Securities" and, together with the Primary Securities, the "Securities").

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company (the "Prospectus") included in the Registration Statement; and (iii) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.  In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents.  As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.

We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus to be executed in connection with the Offerings have been duly authorized, executed and delivered by each of the parties thereto other than the Company, (ii) the terms of the Offerings comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith, and (iii) the number of common shares and preferred shares constituting the Primary Securities shall not exceed the then authorized and unissued capital stock under the Company's Amended and Restated Articles of Incorporation as in effect as of the date of such issuance.

Star Bulk Carriers Corp.
May 30, 2012

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that:

1.  Under the laws of the Republic of the Marshall Islands, the common shares and preferred shares constituting the Primary Securities have been duly authorized, and when issued, sold and paid for as contemplated in the Prospectus, the common shares and preferred shares will be validly issued, fully paid and non-assessable.

2.  Under the laws of the Republic of the Marshall Islands, the Secondary Securities have been duly authorized and validly issued and are fully paid for and non-assessable.

Under the Laws of the State of New York:

3.  The Primary Securities consisting only of (i) debt securities, when issued pursuant to an indenture substantially in the form examined by us and (ii) the warrants, purchase contracts, rights and units upon due execution and delivery as contemplated in the Prospectus, will constitute valid and binding obligations of the Company; and

4. The guarantees, upon due execution and delivery as contemplated in the Prospectus and guaranteeing debt securities issued pursuant to an indenture substantially in the form examined by us, will constitute valid and binding obligations of each guarantor.

This opinion is limited to the laws of the State of New York and the laws of the Republic of the Marshall Islands as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings "Legal Matters" in the Prospectus, without admitting we are "experts" within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

            Very truly yours,

            /s/ Seward & Kissel LLP